Exhibit 99

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS SECOND QUARTER 2004 RESULTS;

SEGMENT INCOME INCREASES 20% TO $166 MILLION

Philadelphia, PA – July 14, 2004.   Crown Holdings, Inc. (NYSE:CCK), today announced its financial results for the second quarter and six months ended June 30, 2004.

Second Quarter Results

Net sales in the second quarter rose to $1,836 million, up 6.4% over the $1,726 million in the second quarter of 2003. Americas Division net sales rose 4.2% in the second quarter of 2004 over the same period in 2003 and European Division net sales increased 7.7% compared to the 2003 second quarter.

Gross profit in the 2004 second quarter grew 16.9% to $256 million over the $219 million in the 2003 second quarter. As a percentage of net sales, gross profit expanded to 13.9% in the second quarter compared to 12.7% in the same quarter last year. The improvements reflect increased operating efficiencies, the ongoing positive effects of the Company’s cost containment and restructuring programs in recent years, stronger foreign currencies and firm volumes and pricing.

Segment income (defined by the Company as gross profit less selling and administrative expense and provision for restructuring) was $166 million in the second quarter, up 20.3% over the $138 million in the 2003 second quarter. A reconciliation of segment income from gross profit is provided as a note to the attached unaudited Consolidated Statements of Operations. Segment income as a percentage of net sales expanded to 9.0% from the 8.0% in the same period last year.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “With the benefit of improved operating performance from our well capitalized and efficient manufacturing infrastructure, we are in excellent position to continue delevering the balance sheet. At the same time, we also expect to continue to benefit from the Company’s international diversification with 70% of sales derived from operations outside the United States.”

Interest expense in the second quarter was $89 million compared to $101 million in the second quarter of 2003. The decrease reflects the impact of lower average debt outstanding compared to the prior year second quarter.

Net income in the second quarter was $33 million, or $0.20 per diluted share, after a net charge of $0.09 per diluted share for the remeasurement of foreign currency exposures in Europe. In the second quarter of 2003 net income was $50 million, or $0.30 per diluted share which included a net gain of $0.25 per diluted share related to foreign currency exposures in Europe.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Six Month Results

For the first six months of 2004, net sales were $3,459 million, an increase of 8.6% over the $3,186 million in the first six months of 2003. Americas Division net sales grew 4.6% in the first six months of 2004 over the same period in 2003 and European Division net sales were up 11.9% compared to the first half of last year.

Gross profit for the six month period increased to $439 million, or 12.7% of net sales, over the $367 million, or 11.5% of net sales in the first six months of 2003. The improvements reflect increased operating efficiencies, stronger foreign currencies and firm volumes and pricing.

Segment income in the first half of 2004 improved to $257 million, or 7.4% of net sales, compared to the $205 million, or 6.4% of net sales in the first six months of 2003.

For the first six months of 2004, interest expense was $179 million compared to $180 million for the same period last year.

Debt and cash amounts were:

	June 30,	March 31,	December 31,	June 30,
	2004	2004	2003	2003

Total debt	$3,904	$4,042	$3,939	$4,364
Cash	251	243	401	438

	$3,653	$3,799	$3,538	$3,926

Receivables securitization	$113	$100	$90	$120

The Company reported net income of $15 million, or $0.09 per diluted share, for the first six months of 2004, after a net charge of $0.10 per diluted share for the remeasurement of foreign currency exposures in Europe. This compares to net income of $16 million, or $0.10 per diluted share, for the first six months of 2003, which included a net gain of $0.32 per diluted share related to foreign currency exposures in Europe.

Conference Call

The Company will hold a conference call tomorrow, July 15, 2004 at 11:00 a.m. (EDT) to discuss this news release. The dial-in numbers for the conference call are (773) 756-4623 or toll-free (888) 459-7564 and the access password is “packaging.” A replay of the conference call will be available for a one-week period ending at midnight on July 22. The telephone numbers for the replay are (402) 220-0181 or toll free (800) 327-0512 and the access passcode is 2893. A live web cast of the call will be made available to the public on the Internet at the Company’s Web site, www.crowncork.com.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2003 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

*  *  *  end  *  *  *

For more information, contact:
Timothy J. Donahue, Senior Vice President — Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (917) 881-5441.

Unaudited Consolidated Statements of Operations and Balance Sheets and Segment Information follow this page.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(In millions except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

Net sales	$1,836	$1,726	$3,459	$3,186

Cost of products sold	1,478	1,399	2,815	2,610
Depreciation and amortization	76	85	153	163
Pension expense	26	23	52	46

Gross profit (1)	256	219	439	367

Selling and administrative expense	90	81	182	162
Gain on sale of assets		(3)		(3)
(Gain)/loss from early extinguishments of debt		(2)	4	9
Interest expense	89	101	179	180
Interest income	(1)	(3)	(3)	(5)
Translation and foreign exchange adjustments	23	(56)	27	(69)

Income before income taxes, minority interests and equity earnings	55	101	50	93
Provision for income taxes	16	20	24	39
Minority interests and equity earnings	(6)	(31)	(11)	(38)

Net income	$33	$50	$15	$16

Income per average common share:
Basic:	$0.20	$0.30	$0.09	$0.10

Diluted:	$0.20	$0.30	$0.09	$0.10

Weighted average common shares outstanding:
Basic	165,165,133	164,910,274	165,120,811	164,379,638
Diluted	167,343,493	165,843,258	167,247,804	165,312,801
Actual common shares outstanding	165,234,044	164,922,827	165,234,044	164,922,827

(1)	The Company views segment income, as defined below, as the principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense and provision for restructuring. A reconciliation from gross profit to segment income for the three and six months ended June 30 follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

Gross profit	$256	$219	$439	$367
Selling and administrative expense	90	81	182	162

Segment income	$166	$138	$257	$205

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CONSOLIDATED BALANCE SHEETS (CONDENSED & UNAUDITED)
(in millions)

June 30,	2004	2003

Assets
Current assets
Cash and cash equivalents	$251	$438
Receivables, net	1,008	1,023
Inventories	978	975
Prepaid expenses and other current assets	92	94

Total current assets	2,329	2,530

Goodwill	2,430	2,362
Property, plant and equipment, net	1,992	2,176
Other non-current assets	1,117	1,139

Total	$7,868	$8,207

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$79	$62
Current maturities of long-term debt	116	190
Other current liabilities	1,897	1,820

Total current liabilities	2,092	2,072

Long-term debt, excluding current maturities	3,709	4,112
Other non-current liabilities and minority interests	1,889	1,967
Shareholders’ equity	178	56

Total	$7,868	$8,207

Consolidated Supplemental Financial Data (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)
Net Sales	2004	2003	2004	2003

Americas	$748	$718	$1,388	$1,327
Europe	996	925	1,895	1,693
Asia	92	83	176	166

	$1,836	$1,726	$3,459	$3,186

Segment Income

Americas	$57	$46	$82	$64
Europe	117	101	197	163
Asia	14	13	26	22
Corporate	(22)	(22)	(48)	(44)

	$166	$138	$257	$205